FORM 3
             U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of
 1934, Section 17(a) of the Public Utility Holding Company Act of
   1935 or Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person*

    Marshall Family Limited Holdings
     (Last)                     (First)                  (Middle)

    21756 Marigot Drive
    (Street)

    Boca Raton                   FL         33436
    (City)                    (State)       (Zip)


2.  Date of Event Requiring Statement
    (Month/Day/Year)

    January 29, 1999
    (as of November 18, 1997)


3.  IRS Number of Reporting Person (Voluntary)


4.  Issuer Name and Ticker or Trading Symbol

    Tele-Optics, Inc. - TOPT


5.  Relationship of Reporting Person to Issuer
    (Check all applicable)

         Director                                   XX  10% Owner

         Officer (give title below)                     Other (specify below)


6.  If Amendment, Date of Original
    (Month/Day/Year)


7.  Individual or Joint/ Group Filing
    (Check Applicable Line)

    XX   Form filed by One Reporting Person

         Form filed by more than One Reporting Person


              Table I - Non-Derivative Securities Beneficially Owned

1.  Title of Security            2.  Amount of Securities      3.  Ownership Form:                  4.  Nature of Indirect
     (Instr. 4)                      Beneficially Owned            Direct (D) or Indirect (I)           Beneficial Ownership
                                     (Instr. 4)                    (Instr. 5)                           (Instr. 4)


 Common Stock, $.10 Par Value        300,000                           (D)




*  If the Form is filed by more than one Reporting Person, see Instruction
   5(b)(v).
   Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.




            Table II - Derivative Securities Beneficially Owned
      (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of     2.  Date Exercisable &   3.  Title & Amount   4.  Conversion or         5.  Ownership        6.  Nature of
    Derivative       Expiration Date          of Securities        Exercise Price            Form of              Indirect
    Security         (Month/Day/Year)         Underlying           of Derivative             Derivative           Beneficial
                                              Derivative           Security                  Security:            Ownership
                                              Security                                       Direct (D)           (Instr. 5)
              Date                  Exp.      (Instr. 4)            Amount or No.            or Indirect (I)
              Exercisable           Date                      Title           of Shares     (Instr. 5)




Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                                         Marshall Family Limited Holdings




April 26, 1999                           BY:/s/Mary Ann Marshall
Date                                     **Signature of Reporting Person



                                         Mary Ann Marshall, Vice President
                                         Print Name & Title


Note:  File three copies of this Form,
       one of which must be manually signed.
       If space provided is insufficient,
       See Instruction 6 for procedure.

       (Print or Type Responses)